EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 14, 2005 (except for Note 11, as to which the date is October 1, 2005), accompanying the consolidated financial statements of Streicher Mobile Fueling, Inc. and subsidiaries appearing in the Annual Report on Form 10-K for the year ended June 30, 2005 which is incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption "Experts."

/s/ Grant Thornton LLP

Fort Lauderdale, Florida
January 18, 2006